Exhibit 10.71

Certain information in this exhibit is marked [*] has been excluded from the exhibit because it is both (i) not material, (ii) is the type that the company treats as private or confidential, and (iii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION Confidential

SECOND AMENDED AND RESTATED
CO-DEVELOPMENT AGREEMENT
BY AND BETWEEN
BAYLOR COLLEGE OF MEDICINE
AND

CELL MEDICA INC.
(d/b/a KUUR THERAPEUTICS)

Original Effective Date: APRIL 29, 2016

First Restatement Effective Date: FEBRUARY 28, 2020

Second Restatement Effective Date: October 12, 2021

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Table of Contents

Page

Article I DEFINITIONS AND CONSTRUCTION		2
1.1	Definitions	2
Article II BAYLOR RESEARCH AND DEVELOPMENT		8
2.1	General	8
2.2	Implementation	8
2.3	Administrative Support	9
2.4	Use of Baylor Subdivisions	9
2.5	Compliance	9
2.6	Baylor Enabling Technology	10
2.7	Identification of Future Oncology Inventions and Future Non-Oncology Inventions	11
2.8	Work Plans and SICRAs	11
2.9	Baylor Covenants	13
2.10	Academic Freedom	13
2.11	Use of Funds	13
Article III KUUR SUPPORT		14
3.1	R&D Payments	14
3.2	Payment	15
3.3	Taxes	15
3.4	Annual Kuur Commitment	15
3.5	Kuur Modified NKT Technology	15
3.6	Early R&D Activities	16
3.7	License to Baylor for Early R&D Activities	16
Article IV JOINT STEERING COMMITTEE		16
4.1	Purpose	16
4.2	Composition and Payment	17
4.3	Meetings and Voting	17
4.4	Development Plan	19
4.5	Limitations	20
4.6	Termination of JSC	20
Article V RESEARCH & DEVELOPMENT ACTIVITIES; KEY PERSON		20
5.1	General	20
5.2	Key Person	20

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5.3	Reporting; Data Package	21
5.4	Unperformed Early R&D Activities	23
5.5	Third Party Enabling Technology	23
Article VI RECORDS AND REGULATORY MATTERS		24
6.1	Financial Records	24
6.2	Scientific Records	25
6.3	Regulatory Authority Inspections	25
6.4	Regulatory Authority Communications	25
6.5	Research Misconduct	26
Article VII OWNERSHIP AND RESERVATION OF RIGHTS		26
7.1	Baylor	26
7.2	Kuur	27
7.3	Joint Property	27
7.4	CREATE Act	27
Article VIII CONFIDENTIALITY AND NON-DISCLOSURE		28
8.1	Incorporation of Article XVII of License and Option Agreement	28
Article IX WARRANTIES AND LIABILITY		28
9.1	Mutual Representations and Warranties	28
9.2	Baylor Representations and Warranties	28
9.3	Disclaimer	28
9.4	EXCLUSION AND LIMITATION OF LIABILITY	29
9.5	Indemnification	29
Article X TERM AND TERMINATION		31
10.1	Term	31
10.2	Termination	31
10.3	Effects of Termination	33
10.4	Survival	33
Article XI DISPUTE RESOLUTION		34
11.1	Amicable Resolution	34
11.2	Arbitration	34
11.3	Injunctive Relief	35
11.4	Construction and Jurisdiction	35
11.5	JSC Disputes	35
Article XII MISCELLANEOUS		35
12.1	Use of Names	35
12.2	Independent Contractors	36

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12.3	Assignment; Change of Control	36
12.4	Contract Interpretation	36
12.5	Entire Agreement	37
12.6	Non-Waiver	37
12.7	Severability	37
12.8	Force Majeure	38
12.9	Notices	38
12.10	Counterparts	38
12.11	Effect of Restatement	39

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SECOND AMENDED AND RESTATED
CO-DEVELOPMENT AGREEMENT

This Second Amended and Restated Co-Development Agreement (the “Second Restated Co-Development Agreement” or “Agreement” herein), effective as of October 12, 2021 (the “Second Restatement Effective Date” or “Effective Date” herein), is by and between (i) Baylor College of Medicine (“Baylor”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Cullen Building, Suite 106A, Houston, Texas 77030, and (ii) Cell Medica Inc., doing business as Kuur Therapeutics, a Texas corporation (“Kuur”). As of the Second Restatement Effective Date, this Second Restated Co-Development Agreement amends and restates that certain Amended and Restated Co-Development Agreement (the “First Restated Co-Development Agreement”), entered into on February 28, 2020 (the “First Restatement Effective Date”) by Baylor and Kuur Therapeutics Ltd. (formerly known as Cell Medica Ltd.), and as assigned by Kuur Therapeutics Ltd. to Cell Medica Inc. on August 26, 2020, which First Restated Co-Development Agreement amended and restated that certain Co-Development Agreement entered into by Baylor and Kuur Therapeutics Ltd. (formerly known as Cell Medica Ltd.) dated April 29, 2016, as such agreement has been amended by that certain First Amendment dated July 12, 2017 and that certain Second Amendment dated February 28, 2019 (collectively, the “Original Co-Development Agreement”).

WHEREAS, Baylor, through the Developer(s) (as defined below), has developed certain proprietary technology, expertise, information, materials and/or know-how related to NKT Cells (as defined below) and certain antigens, each potentially useful for the development of cellular immunotherapies for the treatment of certain human diseases;

WHEREAS, Kuur has developed proprietary technology, expertise, information, materials and know-how related to the discovery and development of cellular immunotherapies to treat human diseases and is engaged in the discovery, development and commercialization of such products and other biopharmaceutical products worldwide;

WHEREAS, Baylor and Kuur are entering, contemporaneously with this Agreement, into that certain Second Amended and Restated Exclusive License and Option Agreement of even date hereof (the “Second Restated License and Option Agreement” or “License and Option Agreement” herein) pursuant to which Baylor has granted to Kuur certain exclusive rights under the Core Subject Technology (as defined therein) and certain exclusive options to rights under Future Technology (as defined therein), all under the terms set forth in the Second Restated License and Option Agreement; and

WHEREAS, the Parties now wish to combine their respective technologies and expertise and collaborate in the performance of Early R&D Activities (as defined below) with respect to Licensed Core Products, Core Subject Technology, Future Technology and Future Products, to be conducted as projects under a mutually agreed Development Plan (defined below) in accordance with the terms set forth herein;

WHEREAS, Baylor and Kuur amended and restated certain terms of the Original Co-Development Agreement in its entirety as set forth in the First Restated Co-Development Agreement;

WHEREAS, Baylor and Kuur Therapeutics Ltd. (formerly known as Cell Medica Ltd.) also entered into that certain Exclusive License and Option Agreement dated April 29, 2016, as amended by that certain First Amendment dated May 26, 2017, that certain Second Amendment dated December 5, 2017, that certain Third Amendment dated May 17, 2018, that certain Fourth Amendment dated December 19, 2018, and that certain Fifth Amendment dated September 27, 2019 (collectively, the “Original License and Option Agreement”);

WHEREAS, Baylor and Kuur Therapeutics Ltd. amended and restated certain terms of the Original License and Option Agreement in its entirety as set forth in that certain Amended and Restated Exclusive License and Option Agreement which was executed on an even date with the Restated Co-Development Agreement (the “First Restated License and Option Agreement”); and which was assigned to Cell Medica Inc. on August 26, 2020 and

WHEREAS, Baylor and Kuur desire to amend and restate certain terms of the First Restated Co-Development Agreement in its entirety as set forth in this Second Restated Co-Development Agreement.

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NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, and for good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereto, agree as follows.

Article I
DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given in the License and Option Agreement. As used in this Agreement, the following capitalized terms not defined elsewhere (whether used in the singular or plural) shall have their respective meanings as set forth below.

“Added Amount” has the meaning set forth in Section 4.4(d)(ii).

“Allocated Amounts” means, collectively, those portions of the Annual Kuur Commitment which has been allocated in the Development Budget to achievement of each specific activity or purpose under the Development Plan as determined by the JSC.

“Annual Kuur Commitment” means, for a given Fiscal Year, the maximum financial obligation of Kuur for such Fiscal Year to support Early R&D Activities for Licensed Core Products, Core Subject Technology, Future Oncology Products (if any), and Future Oncology Technology (if any) in connection with this Agreement, as agreed by the Parties in accordance with Section 4.4(c).

“Annual Kuur Payment” means, for each Fiscal Year, the total of the Allocated Amounts for such Fiscal Year.

“Antigen Option” shall have the meaning given in the License and Option Agreement.

"Applicable Laws" means all applicable federal, state and local laws, rules, and regulations. Applicable Laws include, without limitation, relevant provisions of the U.S. FD&C Act, GCP, GLP, GMP and Privacy Laws.

“Baylor Enabling Technology” means any Technology or Technology Right, other than Core Subject Technology, Future Technology or a Patent Right, that is (a) owned or Controlled by Baylor and (b) reasonably likely to enable earlier and/or more cost-effective (i) completion of one or more of the tasks set forth in the Development Plan (in whole or in part), or (ii) commercialization (including commercial manufacture) of a Licensed Product or a Future Product.

“Baylor Target Antigen” shall have the meaning given in the License and Option Agreement.

“Business Day” shall have the meaning given in the License and Option Agreement.

“Calendar Quarter” means, within each Fiscal Year, the period commencing on July 1 and ending on September 30, commencing on October 1 and ending on December 31, commencing on January 1 and ending on March 31, or commencing on April 1 and ending on June 30, as applicable.

“Kuur Property” has the meaning given in Section 7.2.

“Kuur Successor” shall have the meaning given in the License and Option Agreement.

“Change of Control” shall have the meaning given in the License and Option Agreement.

“Commercial Manufacturing Process” shall mean a GMP-compliant process for making Licensed Products or Future Products for use in clinical trials or commercial sale.

“Commercially Reasonable Efforts” means with respect to carrying out specific tasks and obligations of a Party under this Agreement, including research, development, and manufacture, expending reasonable, diligent, good

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faith and time- and cost-effective efforts and resources to accomplish such task or obligation as such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors) would normally use to accomplish a similar task or obligation under similar circumstances and consistent with the generally acceptable prudent medical, research, and/or business judgment followed by such Party, and comparable to similarly situated entities.

“Completion” shall mean, with respect to each Project, the completion of all Early R&D Activities for such Project specified in the Development Plan.

“Control”, “Controls” or “Controlled by” shall have the meaning given in the License and Option Agreement.

“Consultancy Payment” shall have the meaning ascribed in Section 4.2(a).

"Core Subject Technology" shall have the meaning given in the License and Option Agreement.

“Data Package” means, with respect to a Product, the data package for such Product to be provided by Baylor to Kuur at the Completion of such Product’s FIM Study. The specifics of the Data Package for each Product, including the format(s) in which the Data Package shall be provided, shall be set forth in the Development Plan, but each “Data Package” shall contain, at a minimum (a) all data (including anonymized patient level data) and analyses applicable to such Product, and (b) all invention disclosures and a description of all Baylor Patent Rights and Know-How and other Technology Rights relating to such Product (including Baylor Enabling Technology), and all freedom-to-operate analyses in Baylor’s possession or control applicable thereto (it being understood that Baylor shall have no obligation to obtain a freedom-to-operate analysis), in addition to any other elements of such Data Package specified in the Development Plan.

“Developers” shall have the meaning given in the License and Option Agreement.

“Development Budget” means (a) the budget for the Allocated Amounts, based on commercially reasonable and documented costs, and as determined, in its sole discretion, by the JSC for execution of all activities under the Development Plan, which shall cover, without limitation, costs of personnel and facilities, allocated overheads, subcontractor amounts and the acquisition of all materials and equipment required for execution of such activities outlined in Work Plans, SICRAs included in the Development Plan, and (b) all Unallocated Amounts to be spent on such activities and/or equipment, if any, as the JSC shall designate under Section 4.4. The Development Budget includes any modifications adopted by the JSC in accordance with Section 4.4.

“Development Plan” means the written, detailed plan for the Early R&D Activities for the Licensed Products, Licensed Technology, Future Products (if any), and Future Technology (if any) to be conducted by Baylor during the Development Term, including (a) key development goals, (b) experimental plans, timeline, and workflow for meeting such goals, (c) the Party responsible for conducting or overseeing each activity; (d) performance metrics and success criteria, including go/no-go criteria, (e) a detailed description of any Work Plans to be carried out by Baylor or any Specific Industrial Clinical Research Agreements to which Baylor is a party including, in each case, the subject matter of the agreement, and any work or other obligations to be undertaken by Baylor, and (f) the Development Budget for the period covered by the Development Plan.

“Development Term” means the period during which the Parties are conducting research and development of the Licensed Products, Licensed Technology, Future Products (if any) and/or Future Technology (if any), either pursuant to this Agreement or the Development Plan, including any Work Plan or SICRA executed during the Term, whichever is longer.

“Early R&D Activities” shall have the meaning given in the License and Option Agreement.

“FDA” means the United States Food and Drug Administration.

“FD&C Act” means the United States Federal Food, Drug and Cosmetics Act in effect and as amended during the Term and rule and regulations promulgated by FDA thereunder.

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"Field" shall have the meaning given in the License and Option Agreement.

“FIM Study” shall have the meaning given in the License and Option Agreement.

“Fiscal Year” means a 12-month period commencing on July 1 and ending on the following June 30.

“Future Non-Oncology Invention” shall have the meaning given in the License and Option Agreement.

“Future Oncology Invention” shall have the meaning given in the License and Option Agreement.

“Future Products” means Future Oncology Products and Future Non-Oncology Products.

“Future Technology” means Future Oncology Technology and Future Non-Oncology Technology.

“GCP” means the guidelines for good clinical practices promulgated by the FDA, and all federal, state or local laws, rules, regulations and medical and ethical standards applicable to the conduct of human clinical studies.

“GLP” means the then-current good laboratory practice standards promulgated by the FDA pursuant to 21 C.F.R. Part 58 or any successor law or regulation.

“GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, as they may be updated from time to time.

“Innovation Development Center” means the unit of Baylor’s Office of Research identified by Baylor as the Innovation Development Center.

“Joint Steering Committee” or “JSC” means the committee established pursuant to Section 4.1.

“Key Person” means (i) Dr. Leonid Metelitsa, (ii) such other Baylor employee(s) identified as a Principal Investigator (including any Co Investigator) for a given Work Plan or Specific Industrial Clinical Research Agreements, or (iii) such other Baylor employee(s) nominated by Baylor in accordance with Section 5.2(b)(ii), accepted by Kuur in accordance with Section 5.2(b)(iii), and charged with planning, organizing, performing, managing, or directing specific Projects or other activities under the Development Plan.

“Know-How” shall have the meaning given in the License and Option Agreement.

“Licensed Core Product” shall have the meaning given in the License and Option Agreement.

“Licensed Future Non-Oncology Technology” shall have the meaning given in the License and Option Agreement.

“Licensed Future Products” means the Licensed Future Oncology Products (as defined in the License and Option Agreement) and Licensed Future Non-Oncology Products (as defined in the License and Option Agreement).

“Licensed Product” shall have the meaning given in the License and Option Agreement.

“Licensed Technology” shall have the meaning given in the License and Option Agreement.

“Mark” shall have the meaning given in the License and Option Agreement.

“Modified NKT” shall have the meaning given in the License and Option Agreement.

“Natural Killer T Cell” or “NKT” shall have the meaning given in the License and Option Agreement.

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"NKT CAR Subject Technology" shall have the meaning given in the License and Option Agreement.

"NKT Platform Subject Technology" shall have the meaning given in the License and Option Agreement.

“Option” means the Future Oncology Option and/or the Future Non-Oncology

Option granted to Kuur under Article III of the License and Option Agreement.

“Outside the Field” shall have the meaning given in the License and Option Agreement.

“Party” means either Kuur or Baylor, and “Parties” means Kuur and Baylor.

“Patent Rights” shall have the meaning given in the License and Option Agreement.

“Product” means a Licensed Core Product or Future Product.

“Privacy Laws” means all applicable state, federal and local laws, rules and regulations with respect to the collection, use, transfer, storage, deletion, processing (both by computer and manually), combination or other use of subject or other personal data as contemplated by applicable data protection or privacy laws of all data relating to any participant in, or applicant wishing to participate in, a clinical trial, including the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations.

“Project” means, with respect to a specific Product, if any, or an aspect of the Core Subject Technology or Future Technology, if any, the Early R&D Activities under the Development Plan for such Product or technology to be conducted by Baylor hereunder. Each Project may be set forth as a separate section in the Development Plan.

“Quarterly R&D Payment” means, subject to Section 3.1(b), for each Fiscal Quarter, one-fourth of the total Annual Kuur Commitment for that Fiscal Year.

“Specific Industrial Clinical Research Agreement” or “SICRA” means an agreement (a) between the Parties or (b) between Kuur (and/or its Affiliate) and a Third Party, in each case, to conduct all or a specific clinical trial portion of a Project.

“T Cell” shall have the meaning given in the License and Option Agreement. “Technology” shall have the meaning given in the License and Option Agreement.

“Technology Right” shall have the meaning given in the License and Option Agreement.

“Term” means the duration of this Agreement from the Effective Date until the date on which the termination of this Agreement becomes effective in accordance with Section 10.2.

“Third Party Enabling Technology” means any Technology or Technology Right that is (a) owned or controlled by a Third Party, (b) reasonably likely to enable earlier and/or more cost-effective (i) completion of one or more of tasks set forth in the Development Plan (in whole or in part), or (ii) commercialization of a Licensed Product or Future Product (if any), and (c) not Controlled by a Party or an Affiliate of a Party.

“Unallocated Amounts” means collectively, that portion of the Annual Kuur Commitment paid but not spent, and not allocated to the achievement of any specific activity or purpose under the Development Plan in the Fiscal Year paid, and available to the JSC for allocation during such Fiscal Year. For a given Fiscal Year, the Unallocated Amounts shall equal (a) the sum of ((x) the Annual Kuur Commitment for such Fiscal Year; plus (y) any Added Amount for carried over from the immediately prior Fiscal Year), less (b) the total Allocated Amounts for such Fiscal Year (i.e., Unallocated Amount = (Annual Kuur Commitment + Added Amount)  Allocated Amounts).

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“Work Plan” means a detailed, written plan approved by the JSC as part of the Development Plan which sets forth Early R&D Activities, excluding all clinical trial activity including any supporting activities, such as those outlined in SICRAs under the Development Plan, to be provided by Baylor, including any budget considerations associated with such Early R&D Activities on a Project-by-Project basis as determined by the JSC.

Article II
BAYLOR RESEARCH AND DEVELOPMENT

2.1 General. Early R&D Activities of Core Subject Technology, Licensed Core Products, Future Technology (if any) and Future Products (if any) shall be conducted in accordance with the Development Plan under the oversight of the JSC. Notwithstanding anything contained to the contrary in this Agreement or the License and Option Agreement (including anything set forth in this Article II), Baylor shall have the worldwide right to be Kuur’s exclusive academic partner to conduct all preclinical, IND-enabling Early R&D Activities with respect to each Licensed Core Product, Future Oncology Product, and Future Non-Oncology Product (“Baylor’s Exclusive Academic Partner Early R&D Participation Rights”); and without limiting Baylor’s Exclusive Academic Partner Early R&D Participation Rights set out in the foregoing sentence, Kuur shall have the right (either itself or through any of its Affiliates or sublicensees or any other Third Parties) to conduct Early R&D Activities (including preclinical activities and to prepare and file IND applications and subsequent services and other activities, such as, for example, activities required to support clinical development with respect to each Licensed Core Product, Future Oncology Product, and Future Non-Oncology Product which is a Distinct Product). If Kuur conducts phase I clinical trial activities with respect to a Distinct Product, Baylor will be (unless Baylor notifies Kuur that it does not want to be) the lead clinical center, select the chief (lead) investigator and will be entitled to first and last authorship academic credit with respect to such Early R&D Activities, subject to the terms and conditions of this Agreement and the License and Option Agreement (including Section 17.5 therein). Baylor’s rights under this Section 2.1 may be waived or amended by the JSC upon prior written request by Kuur and after such request is approved in writing by the JSC.

2.2 Implementation. Subject to Kuur’s payment and Baylor’s receipt of full payment of each Quarterly R&D Payment under Section 3.1, Baylor shall use Commercially Reasonable Efforts to complete the tasks allocated to it under the Development Plan in accordance with the corresponding performance criteria, and timelines therein, and the Development Budget, including:

(a) allocating, managing, and maintaining sufficient and sufficiently equipped space for all work to be performed;

(b) assigning staff with sufficient qualifications and in sufficient numbers for all work to be timely and professionally performed, and ensuring appropriate oversight for such staff;

(c) distributing and reporting all data and results promptly to Kuur subject to any applicable Privacy Laws;

(d) conducting all Early R&D Activities assigned to it pursuant to the Development Plan; and

(e) disbursing Allocated Amounts in accordance with the Development Plan and Development Budget.

For the avoidance of doubt, nothing in this Agreement shall obligate Baylor to begin, continue, or complete Early R&D Activities if Kuur fails to timely deliver to Baylor the Quarterly R&D Payments in accordance with Sections 3.1 and 3.2 and the Development Budget.

2.3 Administrative Support. Baylor shall and Kuur may designate a “Project Manager” to act as a project manager for all activities assigned to such Party under the Development Plan, ensure the appropriate management of resources, reporting of progress and results, including pre-clinical and clinical data reporting requirements as set forth in Section 5.3 herein, under the Development Plan, and assist the JSC in the administration of the Development Plan as it relates to the activities assigned to such Party pursuant to the Development Plan. Each such Project Manager shall be subject to the other Party’s approval, such approval not to be unreasonably conditioned, delayed, or withheld.

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Baylor shall provide such other administrative support as it deems in its discretion to be necessary for implementation of the activities assigned to Baylor under the Development Plan. The salary for each Project Manager and such other administrative support shall be funded from the Quarterly R&D Payments to the extent set forth in the Development Budget.

2.4 Use of Baylor Subdivisions. Baylor, at its discretion, may act through its Innovation Development Center and such other subdivision of Baylor as Baylor shall designate to Kuur in the Development Plan or other written notice, to fulfill its obligations under Section 2.2. For the avoidance of doubt, each “subdivision of Baylor” as used in the immediately preceding sentence shall be part of Baylor and not an entity legally distinct from Baylor.

2.5 Compliance. Each Party shall comply with all Applicable Laws in connection with its performance hereunder, including with respect to any Early R&D Activities. Without limiting the generality of the foregoing, (a) Baylor shall (i) conduct its activities under the Development Plan in accordance with GLP, GMP and GCP and other Applicable Laws, as applicable, including establishing and maintaining a trial master file for any FIM Studies and maintaining adequate records of and appropriately reporting any adverse events, and managing materials, data and results in compliance with Privacy Laws and other Applicable Laws; (ii) obtain institutional review board approvals for all animal and FIM Studies conducted under the Development Plan; (iii) obtain appropriate informed consent documents from all subjects participating in any FIM Studies under the Development Plan or that have provided biological samples for use in connection with the Development Plan as required by Applicable Laws and as necessary to fulfill its obligations under this Agreement and the License and Option Agreement; and (b) Kuur shall and shall ensure that its Affiliates (i) conduct their activities under the Development Plan in accordance with GLP, GMP, and GCP, as applicable, including maintaining adequate records of and appropriately reporting any adverse events, and managing materials, data and results in compliance with Privacy Laws and other Applicable Laws; (ii) obtain (and ensure that each Affiliate obtains) institutional review board approvals for all animal and human studies (if any) conducted by Kuur or its Affiliates pursuant to the Development Plan; (iii) obtain (and ensure that each Affiliate obtains) appropriate informed consent documents from all subjects participating in any clinical trials conducted by Kuur or its Affiliates pursuant to the Development Plan or that have provided biological samples for use in connection with any research or development conducted by Kuur or its Affiliates pursuant to the Development Plan as required by Applicable Laws and as necessary to fulfill its obligations under this Agreement.

2.6 Baylor Enabling Technology.

(a) Presentation. Baylor may, at its option and without obligation, identify and present Baylor Enabling Technology to the JSC which it recommends be included or used in connection with one or more Products. If the JSC agrees that such Baylor Enabling Technology is appropriate for use in one or more Projects, Baylor and Kuur may negotiate in good faith the commercially reasonable terms for the use of such Baylor Enabling Technology, including the license rights to be granted to Kuur for the use of such Baylor Enabling Technology in the use, development and commercialization of Licensed Products and Licensed Technology; provided that neither Party shall be required to agree to any such terms except in its sole and absolute discretion.

(b) Incorporation.

(i) Baylor shall not utilize any Baylor Enabling Technology in connection with any work performed in connection with the Development Plan unless and until the JSC has approved such use and the Parties have agreed on the terms therefor in accordance with Section 2.6(a).

(ii) Notwithstanding the foregoing Section 2.6(b)(i), if Baylor does utilize any Baylor Enabling Technology in connection with such work without such approval and agreement, then Baylor hereby grants to Kuur, a non-exclusive license under Baylor’s right, title and interest in such Baylor Enabling Technology Controlled by Baylor in the Field and Outside the Field to the extent necessary for Kuur to exercise (and to the same extent as Kuur has the right to exercise) its license rights under the License and Option Agreement.

(iii) The license set forth in Section 2.6(b)(ii) shall (1) be sublicenseable through multiple tiers of sublicensees and assignable in connection with a permitted assignment of the License and Option Agreement, (2) survive for so long as the license rights to such Licensed Product or Licensed Technology under the License and Option Agreement continue, (3) be royalty-bearing in accordance with Section 5.13 of the License and

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Option Agreement if such Baylor Enabling Technology includes the only Valid Claim(s) covering such Licensed Product (but only if Baylor has granted Kuur an exclusive license to such Baylor Enabling Technology that includes the only Valid Claim(s) covering such Licensed Product under the License and Option Agreement), and (4) be royalty-free and fully paid up if such Baylor Enabling Technology does not include the only Valid Claim(s) covering such Licensed Product or is not exclusively licensed to Kuur under the License and Option Agreement. If all Baylor Enabling Technology utilized by Baylor in breach of Section 2.6(b)(i) that is necessary for Kuur to exercise its license rights under the License and Option Agreement is included in the license granted under Section 2.6(b)(ii), then the grant of such license shall be Kuur’s sole remedy and relief for any non-compliance with Section 2.6(b)(i). If Kuur seeks any further remedy (including a claim for breach), Kuur shall have the burden of showing that the license granted in Section 2.6(b)(ii) is not sufficient to exercise its license rights under the License and Option Agreement. For the avoidance of doubt, except as otherwise specified above in this Section 2.6(b), nothing in this Section 2.6(b) shall modify or abate any payments otherwise due under the License and Option Agreement.

2.7 Identification of Future Oncology Inventions and Future Non-Oncology Inventions. Baylor shall use Commercially Reasonable Efforts to require that its employees and contractors conducting activities under the Development Plan identify and disclose all inventions or other Technology Rights that would constitute Future Oncology Inventions and Future Non-Oncology Inventions, as such upon or promptly after its discovery, in accordance with Baylor’s then-current intellectual property policies or agreements with employees and contractors. Baylor shall notify the Joint Steering Committee of any so identified Future Oncology Inventions and Future Non-Oncology Inventions, upon and after which notice Kuur shall be free to exercise its Option with respect thereto in accordance with Sections 3.1 or 3.2, as applicable, of the License and Option Agreement.

2.8 Work Plans and SICRAs.

(a) Work Plans. The JSC shall establish Work Plans, that may include associated budgets, and any modifications or amendments to such Work Plans, that will set out the specific services to be performed by Baylor to carry out the Development Plan. Each Work Plan shall be subject to the terms and conditions of this Agreement and the License and Option Agreement, unless specifically and expressly agreed otherwise by the Parties.

(b) SICRAs. The JSC shall establish SICRAs, that may include associated budgets, and any modifications or amendments to such SICRAs that will set out the specific services to be performed by Baylor or its designees under the SICRA to carry out the Development Plan. Each SICRA may be subject to a procurement review process by the JSC whereby Baylor and/or Kuur may submit alternatives for the cost-effective and time-efficient execution of the work to be conducted under any such, as applicable SICRA, at the JSC’s discretion. The JSC will be responsible for awarding the work based on the merits of different proposals received for the procurement of such work.

(c) Each SICRA shall be consistent with and subject to the terms and conditions of this Agreement and the License and Option Agreement, unless specifically and expressly agreed otherwise by the Parties. In the event of any conflict between any SICRA, on the one hand, and this Agreement or the License and Option Agreement, on the other hand, such SICRA shall control, provided that such SICRA and all amendments or side agreements thereto have been approved in writing in their respective full and final forms (including all exhibits, appendices and attachments) by Kuur.

(d) Kuur may enter into any SICRA with a Third Party. For each SICRA between Kuur and a Third Party governing clinical Early R&D Activities set forth in the Development Plan approved by the JSC: (i) unless otherwise approved by Baylor in writing, such SICRA shall name Baylor as an intended third party beneficiary thereof; (ii) Kuur shall promptly provide Baylor with a true, accurate and complete copy of each such executed SICRA and any amendment(s) and/or side agreement(s) thereto and all material correspondence relating to each such SICRA, amendment or side agreement; (iii) such SICRA shall require such Third Party to maintain the confidentiality of all data and results generated under such agreement in accordance with Article XVII of the License and Option Agreement (subject to Section 17.5 thereof) and to comply with all Applicable Laws, and (iv) regardless of whether or not Baylor is named as an intended third party beneficiary to a SICRA, Kuur shall require performance measures, including budget and milestones, in such SICRA and, upon Baylor’s request, shall use reasonably diligent efforts to enforce the terms and conditions of any such SICRA.

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(e) The Parties agree that a Third Party SICRA in the form set forth as Exhibit A-2 hereto shall satisfy the requirements of Sections 2.8(d) and (e).

(f) Prior to any SICRA being entered into pursuant to Sections 2.8(d) or (e), the Parties shall execute a letter setting forth (i) Baylor’s consent to such SICRA to the terms thereof (with the agreed form of such SICRA attached as an exhibit), if needed, and (ii) the agreement of the Parties as to any other terms applicable to the Parties’ respective rights and obligations with respect to such SICRA, including, if and as applicable, audit and inspection rights, approval of alternate investigators and changes to the research plan and budget, patent prosecution and enforcement, exercise of options to intellectual property, indemnification and survival of sublicenses (provided that with regard to each of the foregoing clauses (i) and (ii), such consent and/or agreement by Baylor shall not to be unreasonably withheld, conditioned or delayed).

(g) A breach under one SICRA will be deemed to be a breach of any other SICRA, but only if and to the extent the acts, omissions, or other circumstances that gave rise to the breach of the one SICRA also gives rise to breach of such other SICRA.

2.9 Baylor Covenants.

(a) Baylor shall not use, during the Development Term, the services of any persons or entities debarred under 21 U.S.C. § 335(a) or 335(b) or any foreign equivalent, nor disqualified as described in 21 CFR 812.119 or foreign equivalent, in any capacity in connection with the performance of its obligations under this Agreement. Baylor shall immediately inform Kuur of any debarment or of the commencement of any debarment or like proceedings against Baylor or any individual or entity performing Early R&D Activities during the Development Term.

(b) Baylor shall permit only Baylor employees (except for any contractor that is a party to a valid agreement with Baylor pursuant to which such contractor irrevocably assigns sole ownership of all Technology and Technology Rights arising from any work conducted under the Development Plan (each, such agreement, a “Baylor Contractor Agreement” and each such contractor that is party to a Baylor Contractor Agreement, a “Baylor Contractor”)) to perform any work assigned to or undertaken by Baylor under the Development Plan to which Baylor is a party. Without limiting the generality of the foregoing, Baylor shall not permit any student or visiting personnel to perform any such work unless such student or visiting personnel is also an employee of Baylor or a Baylor Contractor that is a party to a Baylor Contractor Agreement at the time such student or visiting personnel performs such work.

2.10 Academic Freedom. Baylor shall retain, and Kuur acknowledges that Baylor shall retain complete academic freedom including, without limitation, all rights and freedom, in its sole discretion, (i) to direct and control its activities under the Development Plan (provided that nothing in this subclause (i) will release Baylor from those obligations it has expressly accepted under this Agreement, the Development Plan), (ii) to modify or terminate any activity under the Development Plan if, in Baylor’s reasonable judgment, (1) continuing the activity would jeopardize the health or safety of any patients, healthcare providers to such patients, or Baylor employees who would otherwise be involved in such activities or (2) Baylor otherwise determines that it is obligated under Applicable Laws to discontinue such activity, (iii) to direct, control, operate, begin, continue, and terminate any and all of its activities outside of the Development Plan and subject to Sections 5.2 and 5.4 of this Agreement and Sections 2.4(b) and 3.6 of the License and Option Agreement, including its educational activities, innovative activities, research and development, (v) subject to Section 5.2 of this Agreement, to hire, retain, dismiss, or compensate its innovators, faculty, staff, students, employees, researchers, and/or other members, and (vi) subject to only Article VIII of this Agreement, to publicly disclose, whether through publications (whether or not peer-reviewed), oral presentations, or any other means, any and all research results, data, findings, conclusions, ideas, theories, discoveries, innovations, and other information.

2.11 Use of Funds.

(a) Baylor shall apply the payments it receives under this Agreement solely to carry out its activities under the Development Plan and in accordance with the Development Plan (including a Work Plan or SICRA contemplated thereby) and the terms and conditions of this Agreement. Baylor covenants that it shall use reasonable

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efforts to avoid using any funds obtained from or on behalf of any Third Party that give rights to such Third Party in or to any Licensed Product or Licensed Technology or Future Product or Future Technology (other than a Future Product that has become a Released Product or Future Technology that has become a Released Invention, subject to, but only to the extent permitted in, Section 3.6 of the License and Option Agreement), except to the extent agreed upon by the JSC and/or set forth in a specific line item of the Development Budget approved by the JSC. For clarity, this Section 2.12 will not prevent Baylor from using equipment funded by an unrestricted grant from a Third Party, provided that such Third Party does not acquire any rights, title or interest (including any contingent rights) in or to any Technology or intellectual property or other Technology Rights arising from the use of such equipment.

(b) Baylor acknowledges that if a Third Party were to acquire Technology Rights in the products or technology developed under this Agreement without Kuur’s consent, it may be extremely detrimental to Kuur and may impair its ability to effectively develop and commercialize products and technology arising from the Development Plan. Promptly following the Effective Date, Baylor shall establish processes and procedures (including regular training) to be provided by Baylor to its staff conducting the Development Plan to prevent such use of such Third Party funds, and Baylor shall comply with such processes and procedures. Baylor shall conduct regular audits, at least annually, to ensure such processes and procedures are being followed and to determine if any modifications to such processes and procedures are advisable. Baylor shall promptly upon becoming aware report to the JSC (i) any violation of such processes and procedures, and (ii) any instance of Third Party funding of any work conducted in connection with the Development Plan that has not been approved by the JSC and through which such Third Party may acquire rights in or to any product or technology being developed under this Agreement. Nothing in this Section 2.12(b) shall relieve Kuur from any burden of proof it would otherwise bear to demonstrate actual harm to Kuur arising from any use of Third Party funds by Baylor.

Article III
KUUR SUPPORT

3.1 R&D Payments.

(a) Quarterly R&D Payment. Kuur shall pay Baylor the Quarterly R&D Payment for each Fiscal Year Quarter during the Term not later than 5 PM Central Time on the tenth (10th) Business Day following the commencement of such Fiscal Year Quarter. The Quarterly R&D Payment will be applied against any outstanding Work Plans and SICRAs to which Baylor is a party.

(b) Quarterly R&D Payment True-Up. If at the end of a Fiscal Year, the sum of the Quarterly R&D Payments received by Baylor for such Fiscal Year exceed Baylor’s expenditures on Development Plan activities approved by the JSC in accordance with the Development Budget (including activities pursuant to Work Plans and SICRAs to which Baylor is a party), Kuur shall be entitled to deduct such excess amount from the next Quarterly R&D Payment(s) that otherwise would be due for the Fiscal Year Quarter(s) immediately following the discovery of such overage (each a “True-Up Credit”). If at the end of a Fiscal Year, the sum of the Quarterly R&D Payments received by Baylor for such Fiscal Year are less than Baylor’s expenditures on Development Plan activities approved by the JSC in accordance with the Development Budget (including activities pursuant to Work Plans and SICRAs to which Baylor is a party), Baylor shall notify Kuur of such shortfall and Kuur shall pay Baylor within thirty (30) days of such notice the full amount of such shortfall (each a “True-Up Payment”).

3.2 Payment. Any monetary payment owed by Kuur to Baylor under this Agreement (“Payment”) shall be made in accordance with this Section 3.2 and Section 3.3. Kuur shall make any Payment to Baylor at its cost in immediately available indefeasible unconditional funds in U.S. dollar currency without any set-off or deduction (other than as set forth in Section 3.1(b)) in such form or manner as reasonably directed by Baylor. A Payment is owed when due and non-cancelable and non-refundable, except as provided in the next sentence of this Section 3.2 or as set forth in Section 5.2(c), Section 5.4(c) or Section 10.3(a). If Baylor fails to perform its obligations with respect to any portion of the Development Plan, including any Work Plan or SICRA to be supported by a Payment made by Kuur and received by Baylor, the unused portion of the Allocated Amount for such activities shall be (i) credited to Kuur for any other Projects under the Development Plan that remain uncompleted or, (ii) refunded to Kuur if no other Projects remain in progress. Any amount of any Payment that is not received by Baylor when it is due shall accrue interest, from the date it is due until Baylor’s receipt of such amount in accordance with this Section 3.2, at the rate of the lower of (a) one-and-one-half percent (1.5%) per full or partial calendar month, or (b) the highest enforceable rate of

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interest under applicable law. All such interest shall be paid simultaneously with the unpaid amount on which such interest accrued.

3.3 Taxes. Any Payment shall be made without any deduction, set-off or withholding of any sales, use, excise, value added or other applicable taxes, tariffs or duties, payment of which shall be the sole responsibility of Kuur (excluding any applicable taxes based on Baylor’s net income). In the event that such taxes, tariffs or duties are assessed against Baylor, Kuur shall reimburse Baylor for any such amounts paid by Baylor or, prior to the payment of such amounts by Baylor, provide Baylor with valid tax exemption certificates with respect thereto.

3.4 Annual Kuur Commitment. As of the Second Restatement Effective Date, and during the Development Term, Kuur will invest not less than [*] per Fiscal Year to support Early R&D Activities and/or other Product research and development under this Agreement pursuant to the Development Plan and Development Budget, in each case, as determined by the JSC.

3.5 Kuur Modified NKT Technology. Kuur may, at its option and without obligation, identify and present to the JSC, Technology and Technology Rights which (i) are not Third Party Enabling Technology, (ii) are related to Modified NKTs, and (iii) are discovered or acquired by Kuur, and which it recommends be used in connection with, or incorporated into, any Project or Licensed Product or Future Product. If the JSC agrees that such Technology and Technology Rights are appropriate for use in one or more Projects, Baylor and Kuur may negotiate in good faith the commercially reasonable terms for incorporating such Technology into this Agreement; provided that neither Party shall be required to agree to any such terms except in its sole and absolute discretion.

3.6 Early R&D Activities.

(a) Baylor shall have a non-exclusive right to conduct preclinical, IND-enabling Early R&D Activities relating to each Distinct Product (as defined in the License and Option Agreement) that is a Licensed Core Product and/or a Future Product (if any) in accordance with Section 2.6 of the License and Option Agreement and the Development Plan, other than those activities that Kuur undertakes pursuant to Sections 5.2(c) or 5.4(a)(iv) of this Agreement or that Kuur has elected to undertake (including as set forth in Section 2.1(b) of this Agreement), or as otherwise expressly set forth herein or in the License and Option Agreement.

(b) Kuur shall have the right, itself and with its Affiliates and Third Parties to conduct Early R&D Activities (including activities relating to and reasonably likely to contribute to and the filing of an investigational new drug application (IND) (or foreign equivalent), or to the development of a Commercial Manufacturing Process, or to the design and execution of clinical studies) and, if such development is successful, commercialization, and any and all such other activities, including such activities as are assigned to it by the JSC in accordance with this Agreement.

3.7 License to Baylor for Early R&D Activities. Kuur hereby grants to Baylor a non-exclusive (subject to Section 3.6), fully paid-up license to use the Kuur Property solely to conduct Baylor’s activities under the Development Plan in accordance with this Agreement and the terms of the applicable Work Plan and Specific Industrial Clinical Research Agreement, in each case, during the Development Term.

Article IV
JOINT STEERING COMMITTEE

4.1 Purpose. On or promptly after the Effective Date, the Parties shall appoint members to the Joint Steering Committee (“JSC”) in accordance with Section 4.2. The JSC shall approve and monitor the work performed in support of the Development Plan, including any approved Work Plans or SICRAs between the Parties, the protocols for each pre-clinical and clinical study to be conducted pursuant to the Development Plan, and coordinate the Parties’ co-development efforts, including reviewing and discussing data, information and results arising from such efforts. The JSC shall also periodically review and update the Development Plan and the Development Budget in accordance with this Article IV. The JSC shall only have the authority expressly granted under this Agreement with all other authority reserved to the Parties.

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4.2 Composition and Payment.

(a) General. The JSC shall consist of ten members, each a “JSC Member” and collectively, “JSC Members,” of which: (i) five members may be appointed by Kuur, and (ii) five members may be appointed by Baylor. The initial members of the JSC are attached as Exhibit B. Each Party shall have sole discretion over the appointment of its JSC Members including choice of appointees and length of service of each. Each Party may change its JSC Members by written notice to the other Party. Each Party shall appoint one of its JSC Members to act as a co-chairperson of the JSC and may change its designated co-chairperson from time to time upon written notice to the other Party. The JSC may change its size from time to time by mutual consent of the Parties, provided that the JSC shall consist at all times of an equal number of JSC Members of each Party.

(b) Consultancy Payments. JSC Members serving on behalf of a Party but who are not employees of that Party may receive consultancy payments for time and reasonable expenses incurred in the exercise of their responsibilities (each, a “Consultancy Payment”), but which payments shall not be part of the Development Budget. All Consultancy Payments shall be consistent with the fair market value of such services, and shall be reviewed through a mutually agreed process to ensure that such payments do not provide an improper inducement to the applicable JSC Member or create a conflict of interest. Neither Party shall directly pay the other Party’s current or past JSC Members for the exercise of their responsibilities on the JSC or for any other consultancy arrangement during the Term. Any change to Consultancy Payments approved by the JSC after the Effective Date shall be subject to veto by (i) one senior executive officer of Baylor to be named by Baylor and (ii) one senior executive officer of Kuur to be named by Kuur, such veto to be exercised within thirty (30) days of such JSC approval.

(c) Alternate Members. If a JSC Member cannot attend a JSC Meeting, they may nominate an alternate person (such person, a “JSC Alternate Member”) to serve in their capacity at a JSC Meeting via written notice (which notice can be sent by email) to the JSC co-chairpersons prior to the next scheduled JSC Meeting. The JSC Alternate Member’s appointment to the JSC shall be limited to the single JSC Meeting for which notice has been given (unless such written notice specified that such JSC Alternate Member’s appointment to the JSC will cover more than one JSC Meeting). Upon such person’s appointment as a JSC Alternate Member, each such JSC Alternate Member shall execute a written agreement to be bound by the obligations of confidentiality under Article VIII of the Co-Development Agreement.

4.3 Meetings and Voting.

(a) Meetings. The JSC shall meet no less than four times per Fiscal Year on or around April 15, July 15, October 15, and January 15, or such other dates as unanimously agreed by the JSC, each a “JSC Meeting.” Each JSC Meeting shall be conducted at a specific location or remotely, including by videoconference, teleconference or any other method as may be agreed by the JSC Members beforehand. Unless otherwise agreed by the Parties in writing, all information disclosed, discussed, and/or exchanged during a JSC Meeting shall be Confidential Information in accordance with Article VIII and each JSC Member, who is not otherwise bound by a confidentiality obligation covering this Agreement, shall execute an agreement to be bound by the obligations of confidentiality under Article VIII, the form of such agreement to be mutually agreed by the Parties. The co-chairpersons shall jointly prepare the agenda for each JSC meeting and shall circulate reasonably detailed minutes for each JSC meeting within fifteen (15) days following such meeting.

(b) Voting. Voting shall occur solely during JSC Meetings or Interim Voting Meetings (Section 4.3 (e)) at which at least one representative for each Party shall be present or actively participating remotely for a meeting of the JSC to take place and for any decision to be submitted to a vote (and all current JSC Members or JSC Alternate Member(s) are present or actively participating remotely, with any vacancies being disregarded for such quorum purposes). Each Party shall have collectively among its JSC Members (including any JSC Alternate Member(s)) one vote per issue upon which a vote is taken by the JSC as required or otherwise permitted under this Agreement, and if a decision of the JSC is required under this Agreement, the unanimous vote of the JSC is required. If a decision of the JSC is required but does not receive the unanimous vote of the JSC, then no action shall be taken.

(c) Resolution of Impasses. If a vote is taken, but is not unanimous (i.e., there is a deadlock), the JSC shall strive in good faith for the next fifteen (15) days to resolve such issue. If, after such fifteen (15)-day period, the JSC cannot reach consensus on such issue, then the JSC, may, if the JSC Members agree to consult within the next

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thirty (30) days with an external advisor for non-binding advice related to the issue upon which such vote was taken. The expense for any external advisor shall be born equally by the Parties. If the JSC still cannot reach consensus on such issue after receiving advice from the external advisor, or the JSC cannot agree to seek such advice during such thirty (30) day period, or the JSC elects, in its discretion, to forego acquiring such advice from an external advisor, the JSC shall refer the matter to one senior executive officer of Baylor not serving as a current JSC Member to be named by Baylor and one senior executive officer of Kuur not serving as a current JSC Member to be named by Kuur or its Affiliates (as defined in the License and Option Agreement), who shall meet within thirty (30) days of the referral of such matter to such officers. Together, such senior officers shall have complete and sole authority to resolve the matter; provided, however, if the Parties’ respective senior officers have not reached consensus on such matter (i.e., there is a deadlock) and such matter relates to any product that has completed a FIM Study, then Kuur shall have the final decision-making authority with respect to such matter.

(d) Interim Voting Meetings. The JSC may determine to meet via electronic or telephonic correspondence and vote on matters requiring action by the JSC during the interim period between regularly scheduled JSC Meetings (an “Interim Voting Meeting”). Any such Interim Voting Meeting shall take place via emailed notice to all JSC Members. The JSC co-chairpersons shall agree to call any Interim Voting Meeting prior to engaging the remaining JSC Members. Once the need to call an Interim Voting Meeting has been agreed by the JSC co-chairpersons, information on the matter requiring attention and voting by the JSC shall be distributed by emailed notice to the entire JSC Members. JSC Members will be provided with a deadline (which shall be a minimum of five (5) Business Days) by which they must communicate their vote to the JSC co-chairpersons in writing. Each Party shall have collectively among its JSC Members (including any JSC Alternate Member(s)) one vote per issue upon which a vote is taken during an electronic Interim Voting Meeting by the JSC as required or otherwise permitted under this Agreement, and if a decision of the JSC is required under this Agreement, the Parties shall endeavor to reach such decision by consensus. Any and all information disclosed, discussed, or exchanged during the course of such an electronic Interim Voting Meeting shall be Confidential Information in accordance with Article VIII. One of the co-chairpersons shall circulate the outcome of the issue to all JSC Members in writing within twenty-four (24) hours of the voting deadline. The matter requiring an Interim Voting Meeting shall be documented and incorporated into the minutes of the next regularly scheduled JSC meeting.

4.4 Development Plan.

(a) Development Plan Contents. The Development Plan shall detail the activities between Baylor and Kuur, including any ongoing or planned Work Plans or SICRAs involving Baylor, and any other matters deemed pertinent by the Parties.

(b) Development Plan Progress and Results. At least ten (10) Business Days prior to each scheduled JSC meeting, each Party shall provide the other Party with a report of its current and planned activities and results under the Development Plan. Each Party shall provide the other Party’s JSC Members with such further information regarding such activities and results as they may reasonably request.

(c) Development Plan Review. The JSC shall review the Development Plan at each JSC Meeting for its scientific, medical, technical, and commercial merit in view of developments over at least the then most recent twelve (12) calendar months. The JSC may modify the Development Plan. It is anticipated that the Development Plan shall be updated in accordance with this subsection (b) to address the integration of Future Products (if any) and Future Technology (if any).

(d) Development Budget.

(i) Review and Modification. The JSC shall review the Development Budget at each JSC Meeting for its commercial and fiscal merit in view of the Development Plan and prior budget amounts, actual prior expenditures, market conditions, and planned future activities and expenditures. The JSC may modify the Development Budget (including the Allocated Amounts and Unallocated Amounts), subject to the Annual Kuur Commitment. For the avoidance of doubt, the JSC has no authority (1) to increase the Annual Kuur Commitment which may only be increased by the written agreement of an authorized officer of Kuur or (2) to decrease the Annual Kuur Commitment which may only be decreased by the written agreement of an authorized officer of Baylor.

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(ii) Spending Unallocated Amount. Either Party (through its JSC Members or otherwise) may present to the JSC a proposal for the use of all or a portion of the Unallocated Amount for the conduct of research and development of Licensed Products, Licensed Technology, Future Products or Future Technology. The Development Plan and Budget shall be amended by the JSC to include the approved activities and associated approved budgeted amounts, and such budgeted amounts shall be included in the Allocated Amounts going forward. Any portion of the Unallocated Amount unspent at the end of a Fiscal Year shall be added to the Unallocated Amount for the next Fiscal Year (the “Added Amount”).

4.5 Limitations. The JSC shall not, and shall not have the authority to, waive or modify any right or obligation of either Party under this Agreement. Nothing in this Agreement or the License and Option Agreement shall obligate a Party to enter into an agreement with any Third Party and the JSC shall not have the authority to cause, compel or in any way require a Party to enter into an agreement with any Third Party.

4.6 Termination of JSC. The JSC shall terminate at the end of the Development Term.

Article V
RESEARCH & DEVELOPMENT ACTIVITIES; KEY PERSON

5.1 General. Without, for the avoidance of doubt, limiting Kuur’s right to elect to undertake Early R&D Activities as set forth in Section 2.1 of this Agreement, (a) the Parties intend that, to the extent reasonably practicable, all Early R&D Activities shall be conducted pursuant to Work Plans and/or SICRAs, each as described in the Development Plan and funded by the Development Budget; and (b) the Parties intend that all work pursuant to the Development Plan be undertaken in a cost-effective and time-efficient manner, such that, if the JSC agrees that a Third Party is substantially more qualified and equipped to undertake such work, then the work may be outsourced to such Third Party. Either Party shall have right to suggest alternative procurement sources for specific Projects or portions thereof, and the award of such work will be made by the JSC based on an objective review of capabilities and costs for such work.

5.2 Key Person.

(a) Time Commitment and Responsibilities. In recognition of each Key Person’s key role in development of Core Subject Technology and Future Technology under the Development Plan, Baylor shall designate such portion of each Key Person’s working hours to be spent directly planning, organizing, performing, managing, or directing the Projects or other activities applicable to such Key Person under the Development Plan or enhancements or modifications thereof or otherwise performing research, development, and collaboration activities under this Agreement necessary to timely complete the Projects under the Development Plan. Baylor shall take such commercially reasonable steps as necessary to adapt any of the Key Person’s other employment responsibilities to accommodate such designation of working hours. Baylor shall also provide administrative support for each Key Person in accordance with Section 2.3.

(b) Alternate Key Person.

(i) Baylor shall notify Kuur in writing within ten (10) days if a Key Person leaves the employment of Baylor or becomes unwilling or unable to fulfill the role assigned to such Key Person under Section 5.2(a) or the applicable Work Plan.

(ii) At its sole discretion, Baylor may include with any notice under Section 5.2(b)(i) the name and qualifications of another Baylor employee of similar rank and experience to take over the role assigned to such Key Person (“Baylor’s Proposed Alternate Key Person”).

(iii) Kuur shall have twenty (20) days from its receipt of Baylor’s notice under Section 5.2(b)(ii) to notify Baylor in writing of Kuur’s decision to either (1) accept Baylor’s Proposed Alternate Key Person, whereupon Baylor’s Proposed Alternate Key Person shall become the new Key Person, or (2) decline Baylor’s Proposed Alternate Key Person.

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(c) Transfer of Development Plan Activities. If Baylor does not propose an Alternate Key Person under Section 5.2(b)(ii) or if Kuur declines Baylor’s Proposed Alternate Key Person, the Parties shall meet to discuss in good faith what elements of the Development Plan are likely to be impacted by the Key Person’s withdrawal substantially and negatively (each such element, a “Key Person Negatively Impacted Development Plan Activity”). Kuur shall have the right, in its sole discretion, to transfer each Key Person Negatively Impacted Development Plan Activity to another research organization of its choice or to itself (upon transfer, a “Key Person Transferred Development Plan Activity”). Kuur may, at its discretion, deduct from the then-current Quarterly R&D Payment(s) the remaining Allocated Amount(s) designated in the Development Budget for each such Key Person Transferred Development Plan Activity, such deduction to be divided equally among the remaining Quarterly R&D Payments for the period over which such Key Person Transferred Development Plan Activity will be conducted. For the avoidance of doubt, Kuur shall retain its Option associated with such Key Person Transferred Development Plan Activity following transfer to itself or another research organization.

5.3 Reporting; Data Package.

(a) Quarterly Reports. Within at least fifteen (15) days before each scheduled JSC Meeting, each Party shall provide the other Party with a detailed written report setting forth all activities under any ongoing Work Plans or SICRAs undertaken by (or overseen by) such Party, pursuant to the Development Plan since the last held JSC Meeting on a Project-by-Project basis, and all data and results therefrom. The reporting Party shall promptly provide such additional information regarding such activities to the other Party as such other Party reasonably requests.

(b) Delivery of Data and Results under Completed Work Plans. For completed Work Plans, Baylor shall provide to Kuur: (i) the experimental information, resultant data and reports agreed to in such Work Plan, and (ii) a final report of all data, results and analyses obtained and performed under such Work Plan within sixty (60) days of the completion of all work under such Work Plan or its earlier termination.

(c) Delivery of Data and Results under SICRAs. For SICRAs to which Baylor is a party, Baylor shall provide to Kuur: within fifteen (15) days from the beginning of each Calendar Quarter, a detailed written report setting forth the activities undertaken by (or overseen by) Baylor during the prior Calendar Quarter in connection with each SICRA, and all data and results therefrom, and including at least all safety, pharmacokinetic, correlative and efficacy data, and formatted to provide both interval and cumulative data, and such additional information regarding such activities undertaken by (or overseen by) Baylor in connection with each SICRA to Kuur, as Kuur reasonably requests) (provided, however, that, unless otherwise requested by Kuur, and other than references thereto in the reports, the SICRA quarterly reports to be provided under this Section do not need to include the actual data or other information that is available for Kuur to access through Baylor’s electronic case report form (referred to by Baylor as “OnCore”) reporting system (the “Oncore Reporting System”) to the extent that Kuur can access, download and obtain copies of all such data and other information at any time and it is available as of the submission date of the report(s). Baylor shall ensure that all patient data arising in connection with each such clinical study shall be entered into the OnCore Reporting System within thirty (30) days of each such patient’s visit or Baylor’s receipt of the patient data.

(d) Monthly Clinical Trial Updates. Baylor shall provide to Kuur on a monthly basis a short (e.g., less than one page per study) summary for each clinical study that will include an interval and cumulative listing of the number of (1) patients enrolled, (2) products manufactured, (3) patients treated, (4) patients on study, (5) patients withdrawn early, (6) patients completing study, (7) any serious adverse events, (8) any expedited safety reports, and (9) deaths on study (and such additional information regarding such activities undertaken by (or overseen by) Baylor in connection with each such clinical trial, as Kuur reasonably requests). Baylor shall ensure that all patient data arising in connection with each such clinical study shall be entered into the OnCore Reporting System (defined in Section 5.3(b)) within thirty (30) days of each such patient’s visit.

(e) Delivery of Data Package. Within thirty (30) days following the Completion of a FIM Study (with respect to which Baylor conducted activities or provided oversight), or such other time period as the Parties may agree in writing with respect to such FIM Study, Baylor shall deliver to Kuur the Data Package for such FIM Study, and shall promptly provide to Kuur such additional information regarding such FIM Study and Data Package as Kuur reasonably requests.

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(f) Project Reports, Data and Results Provided to Kuur. Without limiting the generality of the foregoing in this Section 5.3, with respect to the reports, data and results to be provided to Kuur under this Section 5.3 (or elsewhere in this Agreement) with respect to any Early R&D Activities or otherwise, all such reports, and all data and results from such Early R&D Activities, shall be provided by Baylor to Kuur with respect to any Early R&D Activities conducted by Baylor under a Work Plan or a SICRA where Baylor is a party thereto, including on a Project-by-Project basis, in Baylor’s standard format which shall include, without limitation, methods, results and conclusion sections and such reports should be signed and dated by the investigator and provide sufficient detail such that a trained person with only superficial knowledge of the Project will be able to interpret the data and results. For the avoidance of doubt, Baylor acknowledges and agrees to provide Kuur with access to, and copies of, all reports, data and results arising from the Early R&D Activities conducted by (or overseen by) Baylor.

(g) Form of Data Packages and Reports. Each of the reports and Data Packages delivered pursuant to this Section 5.3 shall be uploaded via an online portal established by the Parties and prepared in accordance with the format determined by the JSC from time to time.

5.4 Unperformed Early R&D Activities.

(a) Notice.

(i) Baylor shall notify Kuur in writing within thirty (30) days if it determines that it expects to be unable to, or has not performed one or more of its assigned material Early R&D Activities under the Development Plan in accordance with the time frame and other performance metrics for such activity set forth agreed to by the JSC.

(ii) Kuur shall provide written notice to Baylor that Baylor has not performed, or appears reasonably likely to be unable to perform one or more of its assigned Early R&D Activities in accordance with the time frame and other performance metrics for such activity agreed to by the JSC.

(iii) For the avoidance of doubt, notice under Section 5.4(a)(i) shall not be required for Baylor’s JSC Members to, nor in any way restrict Baylor’s JSC Members ability to, request, advocate, and vote for changes to the Development Plan.

(iv) Subject to Section 5.4(b), upon Kuur’s receipt of such written notice under Section 5.4(a)(i) or Baylor’s receipt of such written notice under Section 5.4(a)(ii) (as applicable), and if Baylor does not cure such failure to Kuur’s reasonable satisfaction within 60 days of the earlier of (1) the occurrence of such failure or (2) the date of such notice, Kuur shall have the right to transfer solely such material, non-performed Early R&D Activities to another research organization, or to itself. For clarity, the transfer of any Early R&D Activities under this Section 5.4(a)(iv) will not affect any Option granted to Kuur under the License and Option Agreement associated with such Early R&D Activities or, for clarity, limit Kuur’s rights under Section 2.1.

(b) Experimental Nature. Kuur acknowledges and agrees that Early R&D Activities are experimental in nature and no specific result or experimental end point can be assured. Accordingly, performance of Early R&D Activities without achieving a desired result or experimental end point shall not alone constitute a failure to perform any material Early R&D Activity and shall not give rise to any right to transfer such Early R&D Activities under Section 5.4(a)(iv).

5.5 Third Party Enabling Technology. Baylor and Kuur each shall notify the JSC of any Third Party Enabling Technology identified by it, and which it recommends be used in connection with, or incorporated into, any Project, Licensed Product or Future Product. If the JSC determines that such Third Party Enabling Technology is appropriate for use in the conduct of the Development Plan with respect to a given Project, Licensed Product or Future Product, then Baylor and Kuur shall discuss such issue, and determine in good faith which of the Parties is best suited to pursue acquiring such Third Party Enabling Technology and, if an agreement is reached, such Party shall use Commercially Reasonable Efforts to acquire an appropriate license to such Third Party Enabling Technology, with the right to sublicense to the other Party as needed for such other Party to perform its rights and obligations under this Agreement and the License and Option Agreement (each, a “Third Party Enabling License”). The costs (other than royalties) of such Third Party Enabling License that are directly attributable to the conduct of the Development Plan shall be paid

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from the Annual Oncology Commitment or Annual Non-Oncology Commitment, as applicable. To the extent any royalties are due under such Third Party Enabling License, and such royalties are paid by Kuur, it shall have the right to deduct such royalties from the royalties owed to Baylor for the applicable Licensed Product, as and to the extent set forth in Section 5.13 of the License and Option Agreement. For the avoidance of doubt, it shall be reasonable for Baylor to decline to enter into any agreement that would require Baylor to incur out-of-pocket expenses.

Article VI
RECORDS AND REGULATORY MATTERS

6.1 Financial Records.

(a) Records. Baylor shall use Commercially Reasonable Efforts to maintain complete and accurate records relating to its expenditures under the Development Budget, which records shall contain sufficient information to permit Kuur to confirm the accuracy of any reports delivered to Kuur with respect to the use of such funds and compliance in other respects with this Agreement. Baylor shall retain such records for at least three (3) years following the end of the Fiscal Year to which they pertain.

(b) Audit by Kuur. During the Development Term and for a period of two (2) years thereafter, Kuur or its representatives, upon reasonable written notice to Baylor, shall have the right, solely at Kuur’s expense, no more than once each twelve (12) month period, and only once after the Development Term to inspect, during Baylor’s regular business hours, Baylor’s financial books and records relating to its expenditures under the Development Budget.

6.2 Scientific Records.

(a) Records. Baylor shall maintain complete, current and accurate records of all Early R&D Activities conducted by it hereunder and all data and other information, including, without limitation, laboratory notebooks, assay results and equipment readings, resulting from such activities in accordance with Applicable Laws. Such records shall reflect all work done and results achieved in the performance of the Early R&D Activities in good scientific manner appropriate for regulatory and patent purposes. Baylor shall maintain separate laboratory notebooks for all work conducted in connection with the Development Plan.

(b) Audits. During the Development Term and for a period of two (2) years thereafter, Kuur or its representatives, upon reasonable written notice to Baylor, shall have the right, solely at Kuur’s expense, no more than once each twelve (12) month period, and only once after the Development Term to inspect, during Baylor’s regular business hours, Baylor’s scientific books and records relating to its activities under the Development Plan. During such audit, Baylor will permit Kuur’s representatives to audit the work performed pursuant to the Development Plan and the facilities at which such work is conducted, to determine that Baylor is conducting or conducted such work in accordance with the terms and conditions of this Agreement, that the Applicable Laws are being met, and that Baylor is providing adequate facilities and staffing. Kuur’s failure to exercise its right to conduct an audit as described in this Section 6.2(b) shall not represent a waiver of any future exercise of this right or of any other rights under this Agreement, nor does it represent acceptance of any conditions past or present that might exist or result from such conditions at Baylor's facilities.

(c) Access. During the Development Term and thereafter, Kuur or its representatives shall have the right, upon reasonable written notice and during Baylor’s regular business hours, to have access to and make copies of Baylor’s books and records relating to its activities under the Development Plan in support of patent prosecution and defense and regulatory activities relating to the Licensed Products, Future Products, Licensed Technology and Future Technology, provided that if Kuur does not exercise its Option with respect to any Future Product or Future Technology, then Kuur’s rights under this subsection (c) with respect to such Future Product or Future Technology shall expire contemporaneously with the expiration of such Option.

6.3 Regulatory Authority Inspections. If any Regulatory Authority requests access to Baylor's records, facilities and/or personnel, or conducts an unannounced inspection, in each case relating to the Development Plan or to any Licensed Product, Licensed Technology, Licensed Future Product (if any) or Licensed Future Technology (if

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any), then Baylor will promptly notify Kuur by telephone (including voicemail) within twenty-four (24) hours followed by immediate written confirmation. Kuur will have the right to be present at any Regulatory Authority audit or inspection that relates to any Licensed Product, and, if time reasonably permits, to conduct a pre-inspection audit.

6.4 Regulatory Authority Communications. Baylor will provide Kuur with copies of all written communications received by Baylor from any Regulatory Authority relating to the Development Plan or to any Licensed Product, Licensed Technology, Licensed Future Product (if any) or Future Technology (if any) promptly upon Baylor's receipt thereof and, for verbal communications, shall provide Kuur with a written summary thereof promptly after such verbal communication. Baylor shall contemporaneously provide Kuur with a copy of any written communication from Baylor to a Regulatory Authority relating to the Development Plan or to any Licensed Product, Licensed Technology, Future Product or Future Technology. Where Baylor is required or intends to respond to any communication from a Regulatory Authority relating to the Development Plan or to any Licensed Product, Licensed Technology, Future Product or Future Technology, to the extent practicable, Baylor shall provide Kuur with a draft copy of such communication and the proposed response sufficiently in advance of the date that such response is to be submitted, in order to permit Kuur to review and comment upon such response. To the extent permitted by Applicable Laws, Baylor may, in its reasonable judgment, incorporate such Kuur comments into such response prior to submission. Kuur may review any adverse event data or reports for pharmacovigilance as part of its GCP and regulatory compliance.

6.5 Research Misconduct. Baylor shall immediately inform Kuur upon discovery of any potential misconduct by any individual or entity performing Early R&D Activities.

Article VII
OWNERSHIP AND RESERVATION OF RIGHTS

7.1 Baylor. Baylor shall retain and continue to solely own all rights, title and interest in and to all Technology owned or otherwise Controlled by Baylor existing as of the Effective Date, and any and all improvements, derivative works, and other derivations of any of the foregoing, and all Technology Rights in or to any of the foregoing, and all Marks and other intellectual property rights discovered, developed, invented, conceived of, reduced to practice or created solely by Baylor employees or contractors working on its behalf in the conduct of the Development Plan (“Baylor Property”). Baylor covenants that (a) it shall require all such employees and contractors to assign all right, title and interest in all such Technology Rights and other intellectual property rights to Baylor, and (b) ensure that such right, title and interest in all such Technology Rights and other intellectual property rights vest in Baylor. No right or license is or shall be deemed to be granted, expressly or implicitly, to or under any Baylor Property except solely for the licenses expressly granted in Sections 2.1, 2.2, and 2.3 of the License and Option Agreement. Baylor does not assign, transfer, or convey any right, title, interest, ownership, or co-ownership, or grant any lien or similar right, in or to any Baylor Property, or grant any right, claim, or expectation to Kuur to any such right, title, interest, ownership, co-ownership, lien, or similar right, or any license other than as expressly set forth in Sections 2.1, 2.2, and 2.3 of the License and Option Agreement, whether expressly or implicitly. If Baylor or any employee or contractor of Baylor owns or acquires an ownership interest in or to any Kuur Property in connection with this Agreement, Baylor agrees to assign, transfer, and convey, and Baylor hereby assigns, transfers, and conveys, and Baylor agrees to cause all such employees and contractors to assign, transfer, and convey, to Kuur all such interest, without any payment or right to any payment of any kind. Baylor shall, and shall cause such employees and contractors to, execute any document or take any reasonable action as requested by Kuur to effect any such assignment.

7.2 Kuur. Kuur shall retain and continue to solely own all rights, title and interest in and to all of the Technology owned or Controlled by Kuur existing as of the Effective Date, and any and all improvements, derivative works, and other derivations of any of the foregoing, and all Technology Rights in or to any of the foregoing, and all Marks and other intellectual property rights discovered, developed, invented, conceived of, reduced to practice or created solely by Kuur employees or contractors working on its behalf in the conduct of the Development Plan (“Kuur Property”). No right or license is or shall be deemed to be granted, expressly or implicitly, to or under any Kuur Property except solely for the licenses expressly granted in Section 3.7. Kuur does not assign, transfer, or convey any right, title, interest, ownership, or co-ownership, or grant any lien or similar right, in or to any Kuur Property, or grant any right, claim, or expectation to Baylor to any such right, title, interest, ownership, co-ownership, lien, or similar right, or any license other than as expressly set forth in Section 3.7, whether expressly or implicitly. If Kuur or any employee or contractor of Kuur owns or acquires any ownership interest in or to any Baylor Property in connection

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with this Agreement, Kuur agrees to assign, transfer, and convey, and Kuur hereby assigns, transfers, and conveys, and Kuur agrees to cause all such employees and contractors to assign, transfer, and convey, to Baylor all such interest, without any payment or right to any payment of any kind. Kuur shall, and shall cause such employees and contractors to, execute any document or take any reasonable action as requested by Baylor to effect any such assignment.

7.3 Joint Property. The Parties shall jointly own all rights, title and interest in and to any and all improvements, derivative works, and other derivations of any Baylor Technology or Kuur Technology and all Marks and other intellectual property rights discovered, developed, invented, conceived of, reduced to practice or created jointly by Kuur employees or consultants working on its behalf and Baylor employees or consultants working on its behalf, in each case, in the conduct of the Development Plan (“Joint Property”). Except to the extent either Party is restricted by the licenses and options granted to the other Party under the License and Option Agreement, each Party shall be entitled to practice and exploit the Joint Property without the duty of accounting or seeking consent from the other Party, and each Party hereby consents to any further sublicensing of such Joint Property anywhere in the world, subject to the licenses granted under the License and Option Agreement. Kuur shall have the first right, but not the obligation, to file and prosecute patent applications claiming any Joint Property, at its expense and in consultation with Baylor, and Baylor shall cooperate reasonably with Kuur in connection therewith.

7.4 CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. §102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. §102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Patent Rights covering the Licensed Technology, Future Oncology Technology or Future Non-Oncology Technology under such safe harbor provisions.

Article VIII
CONFIDENTIALITY AND NON-DISCLOSURE

8.1 Incorporation of Article XVII of License and Option Agreement. Article XVII of the License and Option Agreement (captioned “Confidentiality and Non-Disclosure”) is hereby incorporated by reference mutatis mutandis into and made a part of this Agreement.

Article IX
WARRANTIES AND LIABILITY

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that it has the authority to enter this Agreement, and the execution, delivery and performance of this Agreement by such Party has been duly and properly authorized by all necessary corporate actions, and this Agreement constitutes the valid and binding obligation of such Party, except as may be subject to applicable bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the availability of equitable remedies.

9.2 Baylor Representations and Warranties. Baylor represents and warrants that, as of the Effective Date:

(a) All Baylor employees and contractors that perform any Early R&D Activities under this Agreement shall be subject to Baylor’s IP Policy including its obligation to assign all right, title and interest in any intellectual property arising from such Early R&D Activities to Baylor and to protect Confidential Information of Baylor and Kuur;

(b) Neither it nor any of its officials or employees have been convicted of a felony in any jurisdiction for conduct relating to the development or approval, including the process for development or approval, of any drug, product or medical device or otherwise relating to the regulation of any drug, product or medical device, including, without limitation, under the FD&C Act; and

(c) It has not been debarred under 21 U.S.C. § 335(a) or 335(b) or any foreign equivalent, nor disqualified as described in 21 CFR 812.119 or foreign equivalent.

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9.3 Disclaimer. ALL RESULTS OBTAINED UNDER THE DEVELOPMENT PLAN ARE SUPPLIED “AS IS” “WHERE IS,” AND OTHER THAN THE FOREGOING REPRESENTATIONS AND WARRANTIES IN SECTIONS 9.1 AND 9.2, BAYLOR MAKES NO, AND HEREBY DISCLAIMS ALL, WARRANTIES AND REPRESENTATIONS, EXPRESS, IMPLIED, AND STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USEFULNESS, ANY PARTICULAR RESULT, NON-INFRINGEMENT, TITLE, OR WORKMANSHIP, OR THAT ANY ENFORCEABLE PROPRIETARY RIGHTS WILL ARISE FROM SUCH RESULTS.

9.4 EXCLUSION AND LIMITATION OF LIABILITY. EXCEPT FOR ANY OBLIGATION OF INDEMNITY OR BREACH OF, OR DEFAULT UNDER, ANY SUCH OBLIGATION OR ARTICLE VIII, AND EXCEPT FOR OR IN CONNECTION WITH ANY INFRINGEMENT OR MISAPPROPRIATION OF ANY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS: (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, SPECIAL, OR LIQUIDATED DAMAGES OF ANY KIND UNDER OR IN CONNECTION WITH ANY ACTION OR DISPUTE UNDER THIS AGREEMENT; AND (b) IF A PARTY IS LIABLE FOR ANY DAMAGES UNDER THIS AGREEMENT, THE TOTAL AND AGGREGATE DAMAGES FOR WHICH SUCH PARTY MAY BE LIABLE UNDER THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO THE TOTAL AMOUNT OF THE QUARTERLY R&D PAYMENTS PAID BY KUUR TO BAYLOR UNDER ARTICLE III WITHIN TWENTY-FOUR (24) MONTHS PRIOR TO ASSERTING SUCH CLAIM FOR SUCH DAMAGES AND LOSSES. IN NO EVENT SHALL ANY EXCLUSION OR LIMITATION OF LIABILITY EXCLUDE OR LIMIT ANY FEE OR ROYALTY, OR ANY PART THEREOF, THAT IS DUE UNDER THIS AGREEMENT.

9.5 Indemnification.

(a) EACH PARTY SHALL NOTIFY THE OTHER OF ANY THIRD PARTY’S CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO ANY EARLY R&D ACTIVITIES AND OTHER PERFORMANCE UNDER THIS AGREEMENT.

(b) KUUR AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BAYLOR AND ITS AFFILIATES AND THEIR RESPECTIVE FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, STUDENTS, OFFICERS, TRUSTEES AND AGENTS AND EACH OF THEM (THE “BAYLOR INDEMNIFIED PARTIES”) FROM AND AGAINST, AND SHALL PAY BAYLOR THE MONETARY VALUE OF, ALL LIABILITIES AND LOSSES RELATED TO OR RESULTING FROM, DIRECTLY OR INDIRECTLY, ANY AND ALL THIRD PARTY CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE BAYLOR INDEMNIFIED PARTIES TO THE EXTENT ARISING FROM (I) ANY NEGLIGENCE, RECKLESSNESS OR WILLFUL MISCONDUCT OF KUUR OR ANY OF ITS AFFILIATES, OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS, IN CONNECTION WITH THIS AGREEMENT (REGARDLESS OF THE EXISTENCE OF, BUT NOT TO THE EXTENT OF, ANY CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ANY BAYLOR INDEMNIFIED PARTIES), OR (II) ANY BREACH OF THIS AGREEMENT BY KUUR (“BAYLOR CLAIMS”), AND KUUR WILL ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH BAYLOR CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE BAYLOR INDEMNIFIED PARTIES PURSUANT TO THIS SECTION 9.5(b), INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE; PROVIDED, HOWEVER, THAT THE INDEMNITY UNDER THIS SECTION 9.5(b) DOES NOT APPLY TO THE EXTENT ANY BAYLOR CLAIM ARISES FROM ANY NEGLIGENCE, RECKLESSNESS, OR WILLFUL MISCONDUCT OF A BAYLOR INDEMNIFIED PARTY OR ANY BREACH OF THIS AGREEMENT BY BAYLOR.

(c) BAYLOR AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS KUUR AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS AND EACH OF THEM (THE “KUUR INDEMNIFIED PARTIES”) FROM AND AGAINST, AND SHALL PAY KUUR THE MONETARY VALUE OF, ALL LIABILITIES AND LOSSES RELATED TO OR RESULTING FROM, DIRECTLY OR INDIRECTLY, ANY AND ALL THIRD PARTY CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE KUUR INDEMNIFIED PARTIES (“KUUR CLAIMS”) TO THE EXTENT ARISING FROM (I) ANY

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NEGLIGENCE, RECKLESSNESS OR WILLFUL MISCONDUCT OF BAYLOR OR ANY OF ITS AFFILIATES, OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS, IN CONNECTION WITH THIS AGREEMENT (REGARDLESS OF THE EXISTENCE OF, BUT NOT TO THE EXTENT OF, ANY CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ANY KUUR INDEMNIFIED PARTIES), OR (II) ANY BREACH OF THIS AGREEMENT BY BAYLOR (“KUUR CLAIMS”), AND BAYLOR WILL ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH KUUR CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE KUUR INDEMNIFIED PARTIES PURSUANT TO THIS SECTION 9.5(c), INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE; PROVIDED, HOWEVER, THAT THE INDEMNITY UNDER THIS SECTION 9.5(c) DOES NOT APPLY TO THE EXTENT ANY KUUR CLAIM ARISES FROM ANY NEGLIGENCE, RECKLESSNESS, OR WILLFUL MISCONDUCT OF A KUUR INDEMNIFIED PARTY OR ANY BREACH OF THIS AGREEMENT BY KUUR.

(d) THE PARTY CLAIMING INDEMNITY UNDER SECTION 9.5(b) (IF BAYLOR OR A BAYLOR INDEMNIFIED PARTY) OR SECTION 9.5(c) (IF KUUR OR A KUUR INDEMNIFIED PARTY) (THE “INDEMNITEE”) AGAINST THE OTHER PARTY (KUUR UNDER SECTION 9.5(b) OR BAYLOR UNDER SECTION 9.5(c)) (THE “INDEMNITOR”) FOR A BAYLOR CLAIM (IF BAYLOR IS THE INDEMNITEE UNDER SECTION 9.5(b)) OR A KUUR CLAIM (IF KUUR IS THE INDEMNITEE UNDER SECTION 9.5(c)) (THE “INDEMNIFIED CLAIM”) SHALL NOTIFY THE INDEMNITOR WITHOUT UNDUE DELAY IN WRITING OF ANY INDEMNIFIED CLAIM FOR WHICH IT SEEKS INDEMNITY HEREUNDER AGAINST THE INDEMNITOR AND COOPERATE REASONABLY WITH THE INDEMNITOR AT THE INDEMNITOR’S SOLE COST AND EXPENSE. THE INDEMNITOR SHALL PROMPTLY, AFTER BEING SO NOTIFIED, ASSUME THE DEFENSE OF SUCH INDEMNIFIED CLAIM WITH COUNSEL OF ITS CHOICE THAT IS REASONABLY SATISFACTORY TO THE INDEMNITEE. THE INDEMNITOR SHALL NOT SETTLE ANY INDEMNIFIED CLAIM WITHOUT THE INDEMNITEE’S PRIOR WRITTEN CONSENT UNLESS THE ONLY OBLIGATION AND LIABILITY OF, AND THE ONLY ADVERSE IMPACT ON, THE INDEMNITEE AND ITS INDEMNIFIED PARTIES IS A PAYMENT OBLIGATION INDEMNIFIED IN FULL BY THE INDEMNITOR. SUBJECT TO THE INDEMNITOR’S RIGHT TO CONTROL THE DEFENSE AND SETTLEMENT THEREOF, THE INDEMNITEE MAY PARTICIPATE IN AND OBSERVE THE PROCEEDINGS AT ITS OWN COST AND EXPENSE WITH COUNSEL OF ITS OWN CHOOSING.

Article X
TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall continue unless and until terminated in accordance with Section 10.2.

10.2 Termination. This Agreement shall terminate in accordance with the following provisions, and with the effects set forth in Section 10.3:

(a) This Agreement continue until the fifth anniversary of the Second Restatement Effective Date (“Initial Termination Date”), unless earlier terminated pursuant to this Section 10.2, and shall automatically renew for additional five year periods unless either party delivers to the other Party written notice at least 365 days prior to the Termination Date stating its desire to terminate this Agreement as of the Termination Date. “Termination Date” shall mean the Initial Termination Date or the final date of any additional five year period pursuant to this Section 10.2(a), as applicable.

(b) This Agreement shall be co-terminus with the License and Option Agreement and shall terminate automatically, without need for any separate notice or action, upon the termination, expiration, or cancellation of the License and Option Agreement (regardless of any continuation or continued effect of any provisions specified therein as surviving the License and Option Agreement’s termination, expiration, or cancellation, and further regardless of any continuation or continued effect of any Work Plan or Specific Industrial Clinical Research Agreement), except that to the extent the License and Option Agreement is terminated only in part, with respect to some but not all Licensed Products, this Agreement shall only terminate with respect to such terminated Licensed Products.

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(c) Kuur shall have the right to unilaterally terminate this Agreement upon at least twelve (12) months prior notice, with such termination to be effective no earlier than the Initial Termination Date.

(d) In the event that a Party materially breaches this Agreement, the other Party may terminate this Agreement by giving sixty (60) days’ advance notice in writing of such termination to such breaching Party identifying therein such material breach, which termination shall be effective at the end of such sixty (60) day period unless: (1) such breaching Party has remedied or cured such material breach before the end of such sixty (60) day period, or (2) such other Party has expressly revoked such notice of termination in a written notice of revocation to such breaching Party dispatched prior to the end of before the end of such sixty (60)-day period. However, and notwithstanding the foregoing, Baylor may terminate this Agreement solely with respect to a Distinct Product in the event of a material default or material failure by Kuur to perform any of the terms, covenants or provisions of this Agreement, including failure to make timely payment, and including a breach of its obligations under Section 2.6(a) of the License and Option Agreement regarding Baylor’s Exclusive Academic Partner Early R&D Participation Rights (and provided such failure to comply was not due to the fault of Baylor or its employees or agents), with respect to such Distinct Product (a “Product-Related Breach”), unless Kuur, within sixty (60) days after delivery of written notice of termination by Baylor identifying such Product-Related Breach, cures such alleged Product-Related Breach.

(ii) Notwithstanding Section 10.2(c)(i), if:

(1) the same type of Product-Related Breach has occurred three (3) times or more with regard to such Distinct Product during the immediately preceding twelve (12) months and (B) Baylor has duly notified Kuur in writing of each such Product-Related Breach,

(2) but (A) Baylor has not given written notice of termination therefor, or (B) termination of this Agreement with respect to such Product Related Breach has been avoided by cure thereof , and

(3) Baylor can demonstrate that the pattern of such Product-Related Breaches (as cured by Kuur) is causing Baylor material and on-going harm,

then Kuur shall not have any further right to cure any further Product-Related Breaches.

(iii) The termination of this Agreement with respect to such Distinct Product shall be effective:

(1) at the end of such sixty (60)-day period if Kuur has the right to cure such Product-Related Breach and such Product-Related Breach is not cured within such sixty (60)-day period, provided that if Kuur initiates the dispute resolution proceedings under Article XI during such sixty (60)-day period, then the termination by Baylor shall not be effective unless and until (A) a final determination is made under Article XI that Kuur so committed such Product-Related Breach, and thereafter (B) Kuur then fails to cure such Product-Related Breach within sixty (60) days after such final determination, or

(2) upon written notice by Baylor if Kuur has no right to cure pursuant to Section 10.2(c)(i), provided that if Kuur initiates the dispute resolution proceedings under Article XI within thirty (30) days of receipt of such written notice by Baylor, then the termination by Baylor shall not be effective unless and until a final determination is made under Article XI whether the requirements of Section 10.2(c)(ii) have been met.

(e) Either Party may terminate this Agreement by written notice of termination to the other Party to be effective at the end of sixty (60) days after such other Party’s receipt of such notice of termination in any of the following events, which event is identified in such written notice of termination: (i) if such other Party discontinues its business operations (including such portion of its business operations to which this Agreement relates) or takes steps to dissolve or cease to exist, unless such business operations are continued in the ordinary course or such steps cease and such other Party continues to exist in good standing within such sixty (60) day period, or (ii) if such other Party admits its inability to pay its debts as they become due unless such admission is revoked or rescinded within such sixty (60) day period, or (iii) files or is or becomes subject to a petition in bankruptcy (or similar reorganization proceeding) or makes a general assignment for the benefit of its creditors, or becomes subject to the appointment of a

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receiver, unless such petition is dismissed, or such assignment or appointment revoked or rescinded, within such sixty (60) day period.

10.3 Effects of Termination.

(a) Within thirty (30) days of the effective date of termination of this Agreement in its entirety, Baylor shall return to Kuur the Unallocated Amounts (if any) in Baylor’s possession existing as such effective date. For clarity, any portion of the Development Budget that is necessary for the funding of any Work Plan or Specific Industrial Clinical Research Agreement that will survive such termination pursuant to Section 10.3(c) shall be deemed to be an Allocated Amount.

(b) Upon the termination of this Agreement in its entirety, each Receiving Party shall promptly, with regard to any Confidential Information of the other Disclosing Party in the possession or control of such Receiving Party (other than that related to portions of this Agreement that do not terminate upon any such termination or that Kuur has the right to continue to use pursuant to the License and Option Agreement): (i) return, or cause the return, to the Disclosing Party (or, if and to the extent expressly requested by such Disclosing Party to such Receiving Party, irretrievably destroy or dispose of as directed by such Disclosing Party) all such Confidential Information, and (ii) irretrievably delete any electronic, digital or other copy or manifestation of such Confidential Information that remains in the possession or control of such Receiving Party after such return, destruction, or disposal of such Confidential Information (except for backup copies created in the normal course of such Party’s business, but without the right to use any such backup copies). No such termination of this Agreement shall affect any obligations of the Parties, including payment obligations, due and payable prior to such date of termination.

(c) Any Work Plan and/or Specific Industrial Clinical Research Agreement that has been executed as of the effective date of any early termination of this Agreement and has not been terminated or expired in accordance with its terms shall remain in full force and effect, and Sections 2.2, 2.5, 2.6, 2.7, 2.8(c), 2.8(e), 2.9, 2.10, 2.11, 3.1, 3.2, 3.3, 3.7, 4.1, 4.2, 4.3, 4.5, 4.6, 5.3, 5.4, 9.3, 9.4, and 9.5, and Articles VI, VII, VIII and XI of this Agreement shall remain in effect with respect to such Work Plan and/or Specific Industrial Clinical Research Agreement.

10.4 Survival. The following provisions shall survive any expiration of this Agreement: Sections 3.6(b) (but Section 3.6(b) will not survive expiration or termination of the License and Option Agreement), 9.3, 9.4, 9.5, 10.3, and 10.4, and Article VI, Article VII, Article VIII, Article XI, and Article XII, and any other provisions of this Agreement that by their nature are necessary to survive the expiration or other termination of this Agreement shall survive the expiration or other termination of this Agreement.

Article XI
DISPUTE RESOLUTION

11.1 Amicable Resolution. The Parties shall attempt to settle any controversy between them and arising under this Agreement amicably. To this end, a senior executive from each Party shall consult and negotiate in good faith to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. If the senior executives from each Party fail to meet, or if the matter remains unresolved, for a period of thirty (30) days from the date such controversy first was raised with the other party by notice delivered under Section 12.9, either Party shall have the right to seek to settle the controversy by binding arbitration pursuant to Section 11.2.

11.2 Arbitration.

(a) Subject to Sections 11.3 and 11.4, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement, shall be finally settled by arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules in force at the time of the commencement of the arbitration, except as modified by the specific provisions of this Agreement. It is the specific intent of the Parties that this

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arbitration provision is intended to be the broadest form allowed by law. This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries and Affiliates.

(b) The Parties agree that a final judgment on the arbitration award shall be binding, final and non-appealable other than for grounds to vacate the final award, and may be entered by any court having jurisdiction thereof.

(c) A panel of three arbitrators shall be appointed to conduct the arbitration, with each Party having the right to select one arbitrator, both of whom will agree on a third arbitrator to act as the chair of the panel. All three of such arbitrators shall be neutrals, i.e., having no affiliation with either Party.

(d) Each arbitrator must be an active or retired lawyer, having practiced actively in the field of commercial law and/or the law relevant to the subject matter of the arbitration, in each case, for at least fifteen (15) years.

(e) The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including any resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act. The New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 shall govern any and all disputes that may be the subject of arbitration pursuant to this Agreement.

(f) The arbitrator(s) shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator(s) deems appropriate.

(g) The Parties and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential. Further, except as may be required by law, neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

(h) The seat of arbitration shall be New York, New York, USA.

(i) The arbitration shall be conducted in the English language. All submissions shall be made in English or with an English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. Each Party shall bear its own translation costs.

11.3 Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the resolution of any dispute hereunder.

11.4 Construction and Jurisdiction. This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of New York. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

11.5 JSC Disputes. Disputes among the JSC shall not be subject to Section 11.2, and shall be resolved solely as set forth in Section 4.3(c).

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Article XII
MISCELLANEOUS

12.1 Use of Names.

(a) Kuur agrees that it shall not use in any way the name of "Baylor College of Medicine" or any logotypes or symbols associated with Baylor or any marks confusingly similar thereto or the names of any of the scientists or other researchers at Baylor without the prior written consent of Baylor.

(b) Notwithstanding Section 12.1(a), Kuur shall have the right: (a) as required by applicable Law, to refer to Baylor as its licensor and to this Agreement and its related agreements in a factual manner, it being expressly understood that Kuur shall have the right to so refer to Baylor as its licensor and to this Agreement in connection with its IPO, as required by applicable Law and/or any securities exchange on which it lists its shares in such IPO, or in connection with subsequent public filings as required under applicable Law or such securities exchanges; and (b) to make appropriate attribution to Baylor as a source of data in keeping with good scientific practice. Nothing in this Section 12.1(b) shall relieve Kuur of its obligations under Article VII with respect to the material with which such use of Baylor’s name is associated.

(c) Baylor shall have the right, as required by applicable Law, to refer to Kuur as its licensee and to this Agreement and its related agreements in a factual manner, it being expressly understood that, Baylor shall also have the right to so refer to Kuur as its licensee and to this Agreement in connection with connection with its submissions regulatory, tax, and/or grant authorities. Nothing in this subsection (c) shall relieve Baylor of its obligations under Article VIII with respect to the material with which such use of Kuur’s name is associated.

12.2 Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

12.3 Assignment; Change of Control. Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder (either in whole or in part) to any person without the prior written consent of the other Party, or delegate any of its rights or obligations hereunder. Notwithstanding the foregoing, however, Kuur may delegate any of its rights or obligations hereunder and may assign or otherwise transfer this Agreement and its rights and obligations hereunder, either in whole or in part, without Baylor’s consent: (a) in connection with any Change of Control, or the transfer or sale of all or substantially all of the assets, or the business of, Kuur to which this Agreement relates, or (b) to any Affiliate (and, for clarity, to a New Kuur Group Topco); so long as Kuur gives Baylor prompt notice of such action and the assignee or successor entity or Affiliate, as the case may be, acknowledges its consent and agreement to the terms of this Agreement and the License and Option Agreement (and, if and as applicable all Work Plans and SICRAs in effect at such time) in writing before such assignment; and so long as such action is not entered into solely to satisfy creditors of Kuur. This Agreement shall be binding upon and shall inure to the benefit of the Parties and each of their respective successors, legal representatives and assignees. Any attempted assignment or other transfer of this Agreement not effected in accordance with this Article XII shall be null and void.

12.4 Contract Interpretation. All references in this Agreement to Articles, Sections, Exhibits, Appendices or Schedules shall, unless otherwise expressly stated herein, mean the relevant sections, articles, exhibits, appendices or schedules to this Agreement, and the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any exhibits, appendices or schedules attached hereto). The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. Where this Agreement states that a party “shall,” “will,” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “or” includes the conjunctive and the disjunctive (i.e., “and/or”), (c) the words of any gender

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include the other gender, and (d) words using the singular or plural number also include the plural or singular number, respectively. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. All references to dollars, cash or “$” mean U.S. dollars. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The term “sublicensee” used herein means an Affiliate Sublicensee and/or a Third Party Sublicensee unless otherwise expressly stated herein.

12.5 Entire Agreement. The terms and conditions herein as well as those of the License and Option Agreement, constitute the entire agreement between the Parties and shall supersede all previous agreements, whether electronic, oral or written, between the Parties hereto with respect to the subject matter hereof and thereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement. Electronic communication between the Parties shall not constitute an agreement of understanding, unless it is subsequently reduced to writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

12.6 Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

12.7 Severability. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto. In lieu of such inoperative words, sentences, paragraphs or clauses, or combination of clauses, there will be added automatically as part of this Agreement, a valid, enforceable and operative provision as close to the original language as may be possible which preserves the economic benefits to the Parties.

12.8 Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

12.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally to the recipient, to the address set forth below, if sent to the recipient by reputable express courier service (charges prepaid), or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (b) when sent to the recipient by electronic mail to the electronic mail address set forth below and the recipient has confirmed receipt of such electronic mail. Such notices, demands and other communications shall be sent to the Parties at the addresses indicated below:

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If to Baylor:	If to Kuur:

Baylor College of Medicine One Baylor Plaza Cullen Building, Suite 106A Houston, Texas 77030 United States of America Attn: Robert F. Corrigan	Cell Medica, Inc. (d/b/a Kuur Therapeutics) 6200 Savoy Dr, #1200 Houston, Texas 77036 United States of America Attn: Daniel Lang, M.D.

With copy (which shall not constitute notice) to:	With copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP 1301 McKinney Suite 5100 Houston, Texas 77010 United States of America Attn: William Davis, II	Hogan Lovells US LLP 609 Main St., Suite 4200 Houston, Texas 77002 Attn: Melinda Lackey Email: [*]

12.10 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

12.11 Effect of Restatement. The Parties agree that this Second Restated Co-Development Agreement supersedes and replaces the First Restated Co-Development Agreement from and after the Second Restatement Effective Date. Notwithstanding the foregoing, the terms of the First Restated Agreement shall continue to apply with respect to matters that occurred prior to the Second Restatement Effective Date, and the Original Agreement shall continue to apply with respect to matters that occurred prior to the First Restatement Effective Date.

Signature Page Follows

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below.

CELL MEDICA, INC.		BAYLOR COLLEGE OF MEDICINE

Name:	/s/ Daniel Lang	Name:	/s/ Michael B. Dilling
Daniel Lang, M.D.		Michael B. Dilling Ph.D., CLP

Title:	President	Title:	Director, Baylor Licensing Group

Date:	October 13, 2021	Date:	October 12, 2021

[Signature Page to the Second Amended and Restated Co-Development Agreement]

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Exhibit A-1

Intentionally Omitted

Exhibit A-1-1

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Exhibit A-2

Form of Third Party Specific Industrial Clinical Research Agreement

The form of the Third Party Specific Industrial Research Agreement is to be provided by the Parties.

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Exhibit A-2-1

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Exhibit B

JSC Members

The initial JSC Members of the JSC as of the Effective Date are set out below:

Baylor:
[*]

Kuur:
[*]

Each of the individuals named above may attend a meeting of the JSC at the discretion of the nominating party; provided that no more than five individuals designated by a party may attend any individual JSC meeting.

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Exhibit B-1